Exhibit 99.1

FOR IMMEDIATE RELEASE: May 24, 2016

Salon Media Group Announces Appointment of Jordan Hoffner as new CEO

NEW YORK, NY (May 24, 2016). Salon Media Group, Inc. (OTCQB: SLNM) announced yesterday a change in its Chief Executive Officer.

Effective as of May 23, 2016, Jordan Hoffner, 46, was appointed Chief Executive Officer. Mr. Hoffner is a 25-year media industry veteran and pioneer in digital media who was most recently Chief Executive Officer of Federated Media, a subsidiary of Media General (NYSE MEG). Prior to joining Federated Media in 2014, Mr. Hoffner was President, Digital, of entertainment content studio Electus LLC, a subsidiary of IAC Corp (Nasdaq IACI). Prior to Electus, from 2006-2009, Mr. Hoffner was Director, Partnerships at YouTube, a subsidiary of Google (Nasdaq GOOG). Prior to Youtube, Mr. Hoffner worked at NBC in various capacities including writer, producer, business development executive and general manager from 1994 – 2006.

“We offer Jordan a warm welcome,” said Salon board member, William Hambrecht. “Jordan brings years of deep experience in the media and digital media worlds, and we are excited to be working with him.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, provocative personal essays, and original editorial video. Salon has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, filed with the SEC on February 12, 2016, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 19, 2015, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

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